ARTICLES OF AMENDMENT
                     TO THE ARTICLE OF INCORPORATION
                                   OF
                           EMC ENERGIES, INC.

  Pursuant to the provisions of the Revised Business Code Sec. 16-10a-1001 et. seq., the Undersigned corporation adopts the following amendment to the Articles of Incorporation.

     1. The following amendment of the Articles of Incorporation was adopted by the shareholder consent on July 21, 2000, said articles are hereby amended and shall read as follows:
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                                Article I
                                  Name

  The name of the corporation is Metwood, Inc.

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     2.     Additionally, the shareholders consented to a reverse split of the
     Company's common stock on a 1 for 20 basis.

     3. The number of shares outstanding at the time of adoption was 7,069,972; and the number of shares entitled to vote thereon was the same.

     4. The number of shares represented at the meeting of the shareholders was 5,000,000. All shares voted in favor of the amendment. The shares represented a majority of the issued and outstanding shares.
     There were no shares voting against the amendment.


Effective the 21st  day of July, 2000

                                         /s/ Jennifer Ngo
                                       Jennifer Ngo
                                       President and Secretary